EXHIBIT 23.1

[Huddleston & Co., Inc. Letterhead]

July 29, 2010

Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East
Suite 400
Houston, Texas  77060

    Re:        Helix Energy Solutions Group, Inc.
     Securities and Exchange Commission
     Form 10-Q
     Consent Letter

Gentlemen:

The firm of Huddleston & Co., Inc. consents to the use of our reserve report letter dated July 19, 2010 relating to the proved reserves of oil and gas attributable to Energy Resource Technology GOM, Inc. as of July 1, 2010 in the Quarterly Report of Helix Energy Solutions Group, Inc. on Form 10-Q to be filed with the Securities and Exchange Commission.

Huddleston & Co., Inc. has no interests in Helix Energy Solutions Group, Inc. or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Helix Energy Solutions Group, Inc. We are not employed by Helix Energy Solutions Group, Inc. on a contingent basis.

          Very truly yours,

          HUDDLESTON & CO., INC.
          Texas Registered Engineering Firm F-1024

          By:   /s/ Peter D. Huddleston
          Name: Peter D. Huddleston, P.E.
          Title:           President